Exhibit 8

                                                              March 30, 2001

Homestore.com, Inc.
325 W. Hillcrest Drive, Suite 100
Thousand Oaks, CA 91360

Dear Sirs:

         This is to confirm our mutual understanding that Cendant Corporation is pursuing a transaction in which Cendant Corporation or a wholly owned subsidiary of Cendant Corporation (together, "Cendant") will transfer (i) up to $40 million in value on the date of transfer of common stock, par value $.001 per share ("Travel Portal Stock"), of Homestore.com, Inc. ("Homestore") from the amount of stock received in consideration for Homestore's purchase of Move.com, Inc., to Travel Portal, Inc. ("Travel Portal"), pursuant to a Development Agreement, dated as of March 30, 2001 (the "Development Agreement"), between Cendant and Travel Portal, the relevant provisions of such agreement which is attached to this letter and
(ii) the Existing Shares to The Cendant Charitable Foundation (the "Foundation"). Capitalized terms used herein and otherwise defined shall have the respective meanings set forth in the Stockholder Agreement, dated as of October 26, 2000 (the "Stockholder Agreement"), between Homestore and Cendant.

         Homestore hereby agrees that notwithstanding any provision to the contrary in the Stockholder Agreement, or any other agreement between Homestore and Cendant, (i) Cendant shall be permitted to cause the transfer of the Travel Portal Stock to Travel Portal pursuant to the Development Agreement and the Existing Shares to the Foundation, and (ii) Travel Portal shall only dispose of the Travel Portal Stock through transfer of all or a portion of such shares to Cendant in accordance with the Development Agreement at the fair market value of such shares at the date of transfer. Upon receipt of the shares of Travel Portal Stock or the Existing Shares, Travel Portal or the Foundation, as the case may be, shall agree to be bound by the provisions of the Stockholder Agreement with respect to such shares so acquired to the same extent as if it were a party signatory thereto. Without limiting the foregoing, the transfer of the shares shall not result in an increase or decrease of the aggregate number of shares subject to the transfer and volume limitations set forth in Section 1.2 of the Stockholders Agreement.

         Cendant hereby consents to the placement of the following legend on the Travel Portal Stock and Foundation shares reflecting the foregoing agreement:

         THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "ACT"), AND HAVE BEEN ACQUIRED FOR INVESTMENT AND NOT WITH A VIEW TO, OR IN CONNECTION WITH, THE SALE OR DISTRIBUTION THEREOF. SUCH SHARES MAY NOT BE SOLD OR TRANSFERRED IN THE ABSENCE OF SUCH REGISTRATION UNLESS THE COMPANY RECEIVES AN OPINION OF COUNSEL REASONABLY ACCEPTABLE TO IT STATING THAT SUCH SALE OR TRANSFER IS EXEMPT FROM THE REGISTRATION AND PROSPECTUS DELIVERY REQUIREMENTS OF SAID ACT.

         THE SHARES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO A STOCKHOLDER AGREEMENT (A COPY OF WHICH MAY BE OBTAINED UPON WRITTEN REQUEST FROM THE ISSUER). TRANSFER AND VOTING OF THE SHARES ARE RESTRICTED BY THE TERMS OF THE STOCKHOLDER AGREEMENT, AND BY ACCEPTING ANY INTEREST IN SUCH SHARES THE PERSON ACCEPTING SUCH INTEREST SHALL BE DEEMED TO AGREE TO AND SHALL BECOME BOUND BY THE APPLICABLE PROVISIONS OF SAID STOCKHOLDER AGREEMENT.

         THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE ALSO SUBJECT TO THE TERMS AND CONDITIONS OF THE AGREEMENT BETWEEN CENDANT CORPORATION AND HOMESTORE.COM, INC. DATED MARCH 30, 2001.

Cendant agrees that all of the terms and conditions of the Development Agreement as they pertain specifically to the transfer of Travel Portal Stock by the Travel Portal shall be in the form of Exhibit A hereto and any remaining provisions pertaining to the Travel Portal Stock do not address matters governed by the Stockholder Agreement.

Within one week of the date hereof, Cendant shall cause the Foundation to deliver a letter to Homestore whereby the Foundation acknowledges and confirms its agreement to the lockup period set forth in the Stockholder Agreement.

Any the transfer of the Put Right or Call Right described in Exhibit A below or any amendment to the Development Agreement or any other agreement concerning the Travel Portal Stock in contravention of this agreement or the Stockholder Agreement shall be subject to Homestore's prior written approval.

The parties agree to not disclose the transfer contemplated hereunder or the terms and conditions of this agreement to any third party, other than its agents, representatives, advisors, consultants, investment bankers, accountants and attorneys, unless otherwise required by applicable law, rule or regulation. Neither party shall make any public statement or press release or similar announcement regarding this transfer without the other party's prior written approval.


                                              CENDANT CORPORATION


                                              By:/s/ Eric Bock
                                                 ------------------------------
                                              Name:  Eric Bock
                                              Title:
Acknowledged and Agreed:

HOMESTORE.COM, INC.


By:/s/ David Rosenblatt
   -------------------------------
Name:  David Rosenblatt
Title:



                                 Exhibit A

1.  Right to Put Homestore Common Stock.

         (a) The Company shall only dispose of the Homestore Common Stock as follows: At any time after January 31, 2002 Company shall have the right (the "Put Right"), but not the obligation, to require Cendant to purchase all, but not less than all, the shares of Homestore Common Stock owned by the Company. The Put Right shall be exercisable by the Company by delivering written notice (the "Put Notice") to Cendant indicating the Company's intent to exercise the Put Right. The date and time fixed for the consummation of such sale (the "Put Closing") shall be determined by Cendant upon receipt of a Put Notice, which date shall be not more than sixty days after the date of a Put Notice. The price per share of Common Stock payable to the Company pursuant to a valid exercise of the Put Right (the "Put Price Per Share") shall equal the fair market value of such Homestore Common Stock (based on the closing trading price per share of the Homestore Common Stock on the day immediately prior to the date of exercise).

         (b) The Company shall be bound by all times by the provisions in that certain Stockholders Agreement by and between Homestore and Cendant dated as of October 26, 2001, including, but not limited to, the following restriction: Company shall not, directly or indirectly, sell, transfer, pledge, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, transfer the economic risk of ownership of, or otherwise dispose of (each, a "Transfer"), any Voting Stock or Non-Voting Convertible Securities. Any attempted Transfer not in compliance with this Section shall be null and void ab initio.

         (c) At the Put Closing, the Company shall deliver to the purchaser certificates representing the shares of Homestore Common Stock to be so purchased duly endorsed, free and clear of any Liens, against delivery of the Put Price Per Share for each of such shares of Homestore Common Stock by wire transfer to an account designated by the Company for such purpose or by certified or bank check.

2.  Right to Call Homestore Common Stock.

         (a) At any time after the date hereof, Cendant shall have the right (the "Call Right"), but not the obligation, to purchase in whole, or in part, any shares of Homestore Common Stock owned by the Company (the "Call Shares"). Cendant shall exercise the Call Right by delivering written notice (the "Call Notice") to the Company indicating the number of Call Shares it desires to purchase and the date and time fixed for the consummation of such sale (the "Call Closing"), which date shall not be more than sixty days following the date of delivery of the Call Notice. The price per Call Share payable to the Company pursuant to a valid exercise of the Call Right (the "Call Price Per Share") shall equal the fair market value of such Homestore Common Stock (based on the closing trading price per share of the Homestore Common Stock on the day immediately prior to the date of exercise).

         (b) At the Call Closing, the Company shall deliver to Cendant (or a subsidiary of Cendant designated by Cendant) the certificate representing the Call Shares duly endorsed, free and clear of any liens, pledges, charges, claims, security interests or other encumbrances ("Liens"), against delivery of the Call Price Per Share for each of the Call Shares by wire transfer to an account designated by the Company for such purpose or by certified or bank check.

3.  Agreement with Respect to Homestore Common Stock

         The parties agree that any repurchase by Cendant or any of its affiliates of the Homestore Common Stock being advanced to the Company pursuant to this Agreement shall be for a price that is no less than the fair market value of such Homestore Common Stock on the trading day immediately prior to such repurchase.